Exhibit 99.1

NEWS BULLETIN	DBM GLOBAL Inc. 3020 E. CAMELBACK RD., STE.100 PHOENIX, AZ 85016 (602) 257-7838 www.dbmglobal.com
FOR IMMEDIATE RELEASE

Contact:	DBM Global Inc. Michael R. Hill, VP and CFO (602) 257-7838 Email: mike.hill@dbmglobal.com

DBM GLOBAL TO PAY CASH DIVIDEND

PHOENIX, AZ, January 4, 2022 (Nasdaq GlobeNewswire) – DBM Global Inc. (OTC: DBMG), a family of companies providing fully integrated steel construction services, and an operating subsidiary of INNOVATE Corp. (NYSE: VATE), announced today that it will pay a cash dividend of approximately $15 million, or $3.89 per share, on January 28, 2022 to DBM Global Inc. stockholders of record at the close of business on January 14, 2022.

About DBM Global Inc.

DBM Global is focused on delivering world class, sustainable value to its clients through a highly collaborative portfolio of companies which provide better designs, more efficient construction and superior asset management solutions. DBM Global offers integrated steel construction services from a single source and professional services which include design-assist, design-build, engineering, detailing, BIM co-ordination, steel modeling/detailing, fabrication, rebar detailing, advanced field erection, project management, and state-of-the-art steel management systems. Major market segments include commercial, healthcare, convention centers, stadiums, gaming and hospitality, mixed use and retail, industrial, public works, bridges, transportation, and international projects. The company, which is headquartered in Phoenix, Arizona, has operations in the United States, Australia, Canada, India, New Zealand, the Philippines, Singapore, Thailand and the United Kingdom.

For additional information on DBM Global’s majority shareholder, INNOVATE Corp. (NYSE: VATE), please visit http://www.innovatecorp.com or contact:

Investor Contact:
Solebury Trout
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691

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